Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 27, 2023 with respect to the Common Stock, $0.0001 par value per share, of Sonder Holdings Inc., a Delaware corporation, and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 27, 2024

PRASHANT GUPTA 2015 REVOCABLE TRUST

By:	/s/ Prashant Gupta
Prashant Gupta
Trustee

NEEM 2020 TRUST

By:	/s/ Prashant Gupta
Prashant Gupta
Trustee

/s/ Prashant Gupta
PRASHANT GUPTA